                                                                  Exhibit 1.1
                                                                  EXECUTION COPY

                                TECO ENERGY, INC.

                                Medium-Term Notes

                               PURCHASE AGREEMENT

                                              September 20, 2000

TECO Energy, Inc.
702 North Franklin Street
Tampa, Florida  33602
Attention: Sandra Callahan

         Re:      PURCHASE OF 7% REMARKETABLE OR REDEEMABLE SECURITIES DUE
OCTOBER 1, 2015 (THE "NOTES")

         Reference is made to the Agency Agreement dated September 20, 2000 between you and each of us (the "Agency Agreement"). Capitalized terms used herein and not defined are used as defined in the Agency Agreement.

         We agree to purchase, severally and not jointly, the principal amount of Notes set forth below opposite our names at a price of 99.554% (as a percentage of the principal amount of the Notes):

                                                     PRINCIPAL AMOUNT
                  NAME                                   OF NOTES

Banc of America Securities LLC                         $130,000,000
Salomon Smith Barney Inc.                                70,000,000

         Total    ...................................  $200,000,000
                                                       ============


         The Settlement Date and time shall be Monday, September 25, 2000 at 9:00 a.m., New York time. The place of delivery of the Notes shall be the offices of Palmer & Dodge LLP, One Beacon Street, Boston, Massachusetts 02108.

         The Notes shall be in the form of, and shall have the terms set forth in, the Form of Note attached as Exhibit A hereto.

         The provisions of Sections 1, 2(b), 2(c), 3 through 6 and 9 through 13 of the Agency Agreement and the related definitions are incorporated by reference herein and shall be deemed to have the same force and effect as if set forth in full herein.

         If on the Settlement Date any one or more of the Agents shall fail or refuse to purchase Notes that it has or they have agreed to purchase on such date, and the aggregate amount of Notes which such defaulting Agent or Agents agreed but failed or refused to purchase is not more than one-tenth of the aggregate amount of the Notes to be purchased on such date, the other Agents shall be obligated severally in the proportions that the amount of Notes set forth opposite their respective names above bears to the aggregate amount of Notes set forth opposite the names of all such non-defaulting Agents, or in such other proportions Banc of America Securities LLC may specify, to purchase the Notes which such defaulting Agent or Agents agreed but failed or refused to purchase on such date; PROVIDED that in no event shall the amount of Notes that any Agent has agreed to purchase pursuant to this Agreement be increased pursuant to this paragraph by an amount in excess of one-ninth of such amount of Notes without the written consent of such Agent. If on the Settlement Date any Agent or Agents shall fail or refuse to purchase Notes and the aggregate amount of Notes with respect to which such default occurs is more than one-tenth of the aggregate amount of Notes to be purchased on such date, and arrangements satisfactory to Banc of America Securities LLC and the Company for the purchase of such Notes are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Agent or the Company. In any such case either Banc of America Securities LLC or the Company shall have the right to postpone the Settlement Date but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement and in the Prospectus or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Agent from liability in respect of any default of such Agent under this Agreement.

         This Agreement is also subject to termination on the terms incorporated by reference herein. If this Agreement is terminated, the provisions of Sections 3(h), 6, 9, 10 and 13 of the Agency Agreement shall survive for the purposes of this Agreement.

         The following information, opinions, certificates, letters and documents referred to in Section 4 of the Agency Agreement will be required:

         (i) the opinions of Palmer & Dodge LLP, counsel for the Company, and Ropes & Gray, counsel for the Agents, as set forth in Section 4(b)(i) and (ii);

         (ii) a certificate of the Company as set forth in Section 4(c);

         (iii) a letter or letters from PricewaterhouseCoopers LLP, independent public accountants, as set forth in Section 4(d); and

         (iv) such appropriate further information, certificates and documents as the Agents may reasonably request.

         If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Agents and you.

                                      Very truly yours,

                                      BANC OF AMERICA SECURITIES LLC

                                      By: /s/ Lily Change
                                          -----------------------------------
                                          Name:   Lily Change
                                          Title:  Principal

                                      SALOMON SMITH BARNEY INC.

                                      By: /s/ Howard Hiller
                                          -----------------------------------
                                          Name:   Howard Hiller
                                          Title:  Managing Director

         If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Agents and you.

         The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

                                      TECO ENERGY, INC.

                                      By: /s/ Sandra W. Callahan
                                          -----------------------------------
                                          Name:   Sandra W. Callahan
                                          Title:  Vice President - Treasurer